Exhibit 10.1

AIR LEASE CORPORATION HONG KONG LIMITED

AND

THE EMPLOYEE

EMPLOYMENT CONTRACT

THIS AGREEMENT is made the 6th day of June 2019

BETWEEN:

AIR LEASE CORPORATION HONG KONG LIMITED whose registered office is at Air Lease Corporation Hong Kong Limited, Room 702, 7/F Fu Fai Commercial Centre 27 Hillier Street, Sheung Wan, Hong Kong (the “Company”) and

JIE CHEN of Suite 25, 18/F Four Seasons Place Hong Kong, 8 Finance Street, Central, Hong Kong (the “Employee”).

IT IS AGREED that the Company shall employ the Employee on the following terms and conditions:

1.	Period of Employment

1.1.

Subject to the approval of a work visa from the Hong Kong Immigration Department, the employment under this Agreement shall start on July 1, 2019 (or a later date as agreed by the parties), which shall also be the date from which the Employee’s period of continuous employment shall be calculated subject to the provisions below. Subject to the terms in paragraph 2 below, the employment shall be for an indefinite period and shall continue until either party terminates this Agreement by giving the other party not less than two months’ prior written notice or payment of wages in lieu of two months’ prior written notice.

2.	Duties

2.1.

The Employee shall serve as a Director and the President of the Company and perform the duties as set out in Schedule 1 to this agreement, or such other capacity as the Board or the Supervisor (as defined below) may determine from time to time. The Employee shall at all times comply with the lawful and reasonable directions of the Supervisor, the Company and the Board.

2.2.

The Employee’s normal place of work while in Hong Kong shall be the Company’s office or such other place the Company or any Associated Company may reasonably determine from time to time within Hong Kong. The Employee will be required to travel outside of Hong Kong from time to time.

2.3.

The Employee shall familiarise himself, and comply, with all policies, procedures, rules or codes of conduct in force from time to time, including those with respect to confidentiality and intellectual property, which the Company shall reasonably determine are necessary for the proper functioning of its business, and at all times conduct himself in accordance with those rules or codes of conduct in addition to his fiduciary and common law duties.

2.4.

The Employee shall report to the Board and the Supervisor immediately upon becoming aware of: (i) his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director or contractor of the Company or other person performing services on behalf of the Company which might materially damage the interests of the Company (or any Associated Company); and (ii) any allegations of impropriety made against him made by a third party.

3.	Salary

3.1.

The Company shall pay the Employee during his employment a gross salary of USD $558,000 per annum subject to MPF contribution deductions. Salary shall be paid by 12 equal monthly instalments in arrears by credit transfer to the Employee’s bank account in Hong Kong in US dollars and in accordance with local laws and regulations.

3.2.	The Company shall review the Employee’s remuneration annually.

4.	Mandatory Provident Fund

4.1.

Subject to the exemptions set out in the Mandatory Provident Fund Ordinance, the Employee shall be eligible to be enrolled in the Company’s Mandatory Provident Fund subject to the terms of the scheme in force from time to time and to the right of the trustee to vary, amend or discontinue the scheme at any time. For the avoidance of doubt, the Company’s Mandatory Provident Fund shall not form any part of this Agreement.

4.2.

The Employee’s and the Company’s mandatory contributions shall each be 5% of the Employee’s monthly relevant income, subject to the statutory monthly cap which is currently at HK$1,500. The Company shall not be required to make additional or voluntary contribution to the Company’s Mandatory Provident Fund.

5.	Statutory Leave

5.1.	The Employee shall be entitled to the statutory holidays and leave under Hong Kong law.

6.	Expenses

6.1.

The Company shall reimburse the Employee for all reasonable travelling, local business transportation and similar out-of-pocket business expenses incurred in the discharge of his duties subject to the provision of receipts and invoices in accordance with the Company’s expenses policy in force from time to time.

7.	Termination

7.1.	The Company may terminate the employment with immediate effect at any time without notice or payment in lieu of notice if the Employee:

7.1.1.	commits any serious or persistent breach or non-observance of the terms and conditions of this Agreement;

7.1.2.	is guilty of gross misconduct or gross negligence in connection with or affecting the business or affairs of the Company or any Associated Company;

7.1.3.	wilfully disobeys a lawful and reasonable order;

7.1.4.	is guilty of fraud or dishonesty;

7.1.5.	is convicted of a criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

7.1.6.	is otherwise justified to be dismissed summarily in accordance with section 9 of the Employment Ordinance.

7.2.	On termination the Employee shall:

7.2.1.

at the request of the Board immediately resign from any office or directorship held by him in the Company without claim for compensation (without prejudice to any claims he may have for damages for breach of this Agreement) and in the event of his failure to do so the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board;

7.2.2.	immediately repay all outstanding debts due to the Company and the Company is hereby authorised to deduct from any monies due to the Employee a sum in repayment of all or any part of any such debts;

7.2.3.

return to the Company all property which is in the Employee’s possession or custody or under the Employee’s control, belonging to the company, including without limitation, mobile phones, laptops, passes, keys, credit cards, business equipment, documents, computer discs and data, all items containing Confidential Information, and all copies and duplicates of such items, whether in a physical or electronic form (and informing the Company of the passwords as applicable); and

7.2.4.

shall not at any time thereafter make any untrue or misleading statement concerning the business or affairs of the Company or any Associated Company nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Associated Company (except as a former employee).

8.	Confidentiality and Intellectual Property

8.1.	Employee agrees to comply with the Employee Handbook, including, without limitation, the restrictions and requirements with respect to confidentiality and intellectual property.

9.	Data Protection

9.1.

The Company may use your personal data, including by carrying out, without notice, ongoing monitoring of communications (including emails (sent using work accounts), voicemail and telephone calls), Internet and Intranet usage records and paper correspondence, prior to, during and after employment or engagement, for the following purposes: equal opportunities monitoring, the administration and operation of IT systems, to carry out employment, Human Resource and compliance functions, and otherwise in connection with the performance of your employment contract, for the purposes of the Company’s legitimate interests or as required by law.

9.2.

Further details of the Company’s processing of data relating to the Employee can be found in the Employee Handbook (if any) in force from time to time. Subject to Clause 2.4, this Notice is non-contractual and does not form part of your employment terms and conditions.

10.	Miscellaneous

10.1.

Subject to the approval of an appropriate and valid work visa from the Hong Kong Immigration Department and such work visa remaining valid and in effect, the Employee warrants that he has lawful authority to work in Hong Kong or that he will have such authority before commencing his employment and that by entering into this Agreement he is not and will not be in breach of any express or implied term of any contract court order or any other legal obligation.

10.2.

The Company shall be entitled at any time during the employment to set off and/or make deductions of monies due to the Company, in respect of any overpayment debt or other monies due from him, from the Employee’s salary or other sums due to him to the extent permitted by law.

10.3.	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance to enforce any term of this Agreement.

11.	Definitions and interpretation

11.1.	In this Agreement unless the context otherwise requires

11.1.1.	“ALC USA” means Air Lease Corporation whose registered office is 2140 S. Dupont Highway Camden, DE 19934.

11.1.2.

“Associated Company” means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company’s holding company and “holding company” and “subsidiary” shall have the meanings given by s.2 of the Companies Ordinance (or as amended from time to time); and

11.1.3.

“Board” means the Board of Directors for the time being of the Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Employee.

11.1.4.	“Supervisor” means the Board of Directors of ALC USA, the Executive Chairman of the Board of Directors of ALC USA and the Chief Executive Officer and President of ALC USA.

11.2.

In this Agreement, the headings are for convenience only and shall not affect its construction or interpretation. References to clauses are references to clauses in this Agreement and references to a person shall where the context permits include reference to a corporate body or an unincorporated body of persons. Any word which denotes the singular shall where the context permits include the plural and vice versa and any word which denotes the masculine gender shall where the context permits include the feminine and/or the neuter genders and vice versa. Any reference to a statutory provision shall be deemed to include a reference to any statutory amendment modification or re-enactment.

11.3.

Any amendments to this Agreement shall only be valid if set out in writing and signed by both parties. The Company reserves the right to amend or replace any term of this Agreement and any such amendments shall be notified to you in writing.

11.4.	This Agreement shall be governed by Hong Kong law and is subject to the exclusive jurisdiction of the Hong Kong Courts.

SIGNED by	)
for and on behalf of Air Lease	)	/s/ Peter Yiap
Corporation Hong Kong Limited	)
in the presence of:	)

SIGNED by	)
Jie Chen	)	/s/ Jie Chen
in the presence of:	)

SCHEDULE 1

POSITION DESCRIPTION

President, Air Lease Corporation Hong Kong Limited

Supervisor – Board of Directors and the Executive Chairman of the Board of and the Chief Executive Officer and President of ALC.

The Employee is responsible for leading Air Lease Corporation Hong Kong Limited’s and Air Lease Corporation Hong Kong Leasing Limited’s business, which includes sales and marketing efforts in Asia and the development and execution of the long-term strategy in the region. The position involves the growth of the business in Asia and requires leadership in developing new and existing markets in China, Hong Kong, Indonesia, Japan, Macau, Malaysia, Mongolia, Myanmar, Thailand, Taiwan and Vietnam.

These duties are subject to change.